[BKD, LLP Letterhead]

December 12, 2003



Board of Directors
Osage Federal Savings and Loan Association
239 E. Main Street
Pawhuska, OK 74056-5215

Dear Board Members:

You have asked us to provide certain limited opinions as to the Oklahoma income tax consequences of the following transactions occurring pursuant to the Plan of Mutual Holding Company Reorganization and Stock Issuance adopted by the Board of Directors of Osage Federal Savings and Loan Association (the "Plan of Reorganization"):

          1. The proposed reorganization of Osage Federal Savings and Loan Association (the "Association") from a federally chartered mutual savings association into the mutual holding company form (the "Reorganization");

          2. The transactions resulting in the formation of the Association as the stock savings association successor to its mutual form (the "Conversion"); and

          3.   The proposed  sale of Osage Federal  Financial,  Inc. (the "Stock
               Holding   Company")   common  stock   pursuant  to  the  Plan  of
               Reorganization.

As used in this letter, "Mutual Association" refers to the Association before the mutual-to-stock conversion and "Stock Association" refers to the Association after the mutual-to-stock conversion. All other capitalized terms used but not defined in this letter shall have the same meanings assigned to them in the Plan of Reorganization.

You have previously received an opinion of Malizia, Spidi & Fisch, P.C. regarding certain federal income tax consequences to the Association and its members under the terms of the Plan of Reorganization (the "Federal Tax Opinion"). Based upon the facts stated in the Federal Tax Opinion, including certain representations of the Association and its President, the Federal Tax Opinion concludes, among other things, that

          1. The mutual-to-stock Conversion qualifies as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Association (in either its status as Mutual Association or Stock Association) will recognize no gain or loss as a result of the Conversion;

          2. Mutual Association's members will recognize no gain or loss upon their constructive receipt of shares of Stock Association common stock, pursuant to the Conversion, solely for their interest, i.e., liquidation and voting rights, in Mutual Association;


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Board of Directors
December 12, 2003
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          3.   The  transfer  of  shares  of  Stock  Association  constructively received by former Mutual Association members to Mutual Holding Company in exchange for membership interests in the Mutual Holding Company (the "Exchange") will qualify as an exchange of property for stock under Code section 351;

          4. The initial shareholders of Stock Association (the former Mutual Association members) will recognize no gain or loss upon the Exchange;

          5. Neither Mutual Holding Company or Stock Holding Company will recognize gain or loss upon the transfer of 100% of the common stock of Stock Association by Mutual Holding Company to Stock Holding Company;

          6. Stock Holding Company will recognize no gain or loss upon its receipt of money in exchange for shares of its stock pursuant to Code section 1032(a); and

          7. It is more likely than not that the fair market value of the subscription rights to purchase Stock Holding Company stock is zero and accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of nontransferable subscription rights to purchase shares of Stock Holding Company.

In rendering our opinion, we have assumed, without independent verification or investigation, that the facts and circumstances described in the Federal Tax Opinion are true, accurate and complete. We have specifically relied upon the conclusions of law stated in the Federal Tax Opinion and our opinion assumes the accuracy and correctness of such conclusions of law. Further, our opinion is subject to the qualifications set forth in the Federal Tax Opinion.

Based on the foregoing, it is our opinion that for Oklahoma income tax purposes:

          1. The State of Oklahoma will treat the reorganization in an identical manner as it is treated by the Code for federal income tax purposes and accordingly, the Association (in either its status as Mutual Association or Stock Association) will recognize no gain or loss as a result of the Conversion.

          2. Mutual Association's members will recognize no gain or loss upon their constructive receipt of shares of Stock Association common stock pursuant to the Conversion.

          3. The initial shareholders of Stock Association (the former Mutual Association members) will recognize no gain or loss upon the transfer of shares of Stock Association constructively received by former Mutual Association members to Mutual Holding Company in exchange for membership interests in the Mutual Holding Company.

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Board of Directors
December 12, 2003
Page 3



          4. Neither Mutual Holding Company or Stock Holding Company will recognize gain or loss upon the transfer of 100% of the common stock of Stock Association by Mutual Holding Company to Stock Holding Company.

          5. Stock Holding Company will recognize no gain or loss upon its receipt of money in exchange for shares of its stock pursuant to Code section 1032(a).

          6. The Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize gain upon the distribution to them of nontransferable subscription rights to purchase shares of Stock Holding Company, but only to the extent of the value, if any, of the subscription right.

Our opinion specifically does not include, without limitation by the specification hereof, any opinion with respect to any Oklahoma franchise tax, capital stock tax, transfer tax, bank or credit institutions tax, or similar tax which may result from implementation of the Plan of Reorganization.

This opinion is limited to the effect of the income tax laws of the State of Oklahoma and to the specific conclusions set forth above, and no other opinions are expressed or implied. Changes to the law or its interpretations that we have relied upon may be applied retroactively and may affect the opinion expressed herein. In rendering our opinion, we are relying upon the relevant provisions of the Code, the laws of the State of Oklahoma, as amended, the regulations and rules thereunder, and judicial and administrative interpretations thereof, which are all subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions. Any such change could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion. Our opinion is not binding on the Internal Revenue Service, the State of Oklahoma, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

This opinion is based upon our understanding that the State of Oklahoma has not specifically adopted provisions similar to those of Code section 368 and that since the terms used in the Oklahoma Tax Code generally have the same meaning as when used in the Internal Revenue Code, the result to the parties to the exchange should be the same for Oklahoma tax purposes as if Oklahoma had specifically said Code section 368.

This opinion is given solely for the benefit of the parties to the Plan of Reorganization, the shareholders of Stock Association, Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and other investors who purchase pursuant to the Plan of Reorganization, and may not be relied upon by any other person or entity or referred to in any document without our express written consent.

We consent to the filing of the opinion as an exhibit to (a) Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission,
(b) Forms MHC-1 and MHC-2 to be

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Board of Directors
December 12, 2003
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filed with the Office of Thrift Supervision, and (c) the Stock Holding Company's
Application on Form H(e)-1 and the reference to this firm in the Stock Holding Company's Prospectus related to the common stock offering described in the Plan of Reorganization.

Sincerely,



/s/BKD, LLP

BKD, LLP